Exhibit 99.1

Expedia Announces Agreement to Acquire Majority of SilverRail
Global rail technology leader to join Expedia’s family of top global brands

BELLEVUE, Wash. and LONDON, England, MAY 11, 2017 /PRNewswire/ -- Expedia, Inc., (NASDAQ: EXPE) and SilverRail Technologies, Inc., today announced entry into a definitive agreement in which Expedia® will acquire a majority stake in SilverRail. SilverRail set out to solve rail’s most challenging technology problems and has been an important Expedia industry partner, helping to bring online booking for rail to Expedia’s customers.
“Rail is ready for an online revolution, and we’re ready to be a part of it. Rail’s shift online is one of the fastest growing areas of innovation in the $1.3 trillion travel market, and SilverRail is powering that innovation,” said Dara Khosrowshahi, Expedia, Inc. President and Chief Executive Officer. “We are tremendously excited to welcome the incredibly talented SilverRail team into the Expedia family.”
“The investment by Expedia will make our business bigger, stronger, and faster in executing current commitments and meeting the demand of new business,” said Aaron Gowell, SilverRail Technologies, Inc. Chief Executive Officer. “We were looking for an investor and partner that understood our ambitions and was committed for the long term. Expedia is an ideal fit for us, as it sees the huge potential in rail and has a history of keeping its brands nimble.”
SilverRail will remain focused on transforming the consumer experience of rail for carriers, travel retailers, and corporate travel companies. The transaction is anticipated to close in the middle of 2017 pending satisfaction of closing conditions, including approval from the relevant competition authority.

Forward-looking Statements.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected completion of the acquisition of the majority ownership interest and the time frame in which this will occur, as well as the expected benefits from completing the transaction. These statements are based on the expectations of Expedia and SilverRail management as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others, the ability of Expedia, Inc. to successfully implement the agreement, or meet forecasts and other expectations, as well as other risks detailed in Expedia, Inc.’s public filings with the Securities and Exchange Commission, including Expedia, Inc.’s most recent Annual Report on Form 10-K. Except as required by law, Expedia and SilverRail undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world's largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 39 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com and BedandBreakfast.com brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz.com® and CheapTickets.com®, leading U.S. travel websites, as well as ebookers®, a full service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 235 retail travel agency franchises across North America

For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

About SilverRail
SilverRail are powering global rail with its next generation retailing and distribution platform.

SilverRail’s technology is purpose built for rail. Our product suite spans the full customer experience: journey planning, inventory management, scheduling, pricing, booking, payment, ticketing, reporting and administration.

SilverCore is the world’s first unified platform for global rail distribution, it connects carriers and suppliers to both online and offline travel distributors.
·       SilverRail handles more than 1 billion online rail searches each year.
·       SilverRail distributes tickets for more than 35 providers and carriers
·       SilverRail processes more than 25 million bookings each year.
·       SilverRail serves more than 1,500 corporate customers worldwide.

SilverRail was founded in 2009 by Aaron Gowell and Will Phillipson, is headquartered in London, and has offices in Boston, Stockholm and Brisbane.

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